                                                                           newsrelease
CTS CORPORATION  Elkhart, Indiana 46514      (574) 523-3800
                                      July 25, 2011
FOR RELEASE:  Immediately

CTS ANNOUNCES SECOND QUARTER 2011 RESULTS

Results Include Impact of Japan Earthquake on Quarter
Maintains Full-Year 2011 Sales and Earnings Per Share Guidance

Elkhart, IN…CTS Corporation (NYSE: CTS) today announced second quarter 2011 revenues of $146.9 million, an increase of 6% from revenues of $138.9 million in the same period last year. Net earnings were $4.1 million, or $0.12 per diluted share, in the second quarter 2011 compared to net earnings of $5.9 million, or $0.17 per diluted share, in the second quarter 2010. Included in second quarter 2011 earnings were $0.02 per share of restructuring charges and certain legal expenses. Excluding these two items, adjusted second quarter earnings per share were $0.14.

Earnings decreased year-over-year primarily as a result of lower expected automotive sales from the disruption caused by the Japan earthquake. However, these sales shortfalls are anticipated to begin to recover in the fourth quarter as OEM production ramps up and inventories are replenished.

Components and Sensors segment sales decreased 6% from the same quarter last year primarily due to a 10% decrease in automotive product sales. Electronic component product sales were flat year-over-year. We estimate the second quarter impact from the Japan earthquake on the Components and Sensors segment sales was a decrease of approximately $6 - $7 million, with an earnings per share impact of approximately $0.04 to $0.05 per share.

EMS segment sales grew 18% from the same period last year with increases reported across all markets served. This growth resulted from new program launches with existing and new customers, primarily driven by a 46% increase of sales into industrial markets.
CTS continues to develop new highly-engineered products in the Components and Sensors segment to support launch activities in the hard disk drive (HDD) and smart actuator programs. As a result, research and development expense increased in the second quarter 2011 to $4.6 million, or 6.7% of Components and Sensors segment sales, compared to $4.3 million, or 6.0% of segment sales, in the second quarter 2010.

Cash flow from operations was $11.3 million in the second quarter 2011, significantly improved over $1.0 million in the same period last year.  First half 2011 cash flow from operations was $8.8 million compared to $6.3 million in the first half of 2010. Capital expenditures were $3.4 million, or 2.3% of total sales, in the second quarter of 2011, compared to $4.7 million, or 3.4% of total sales, in the same period last year. Year-to-date capital expenditures were $6.5 million, compared to $6.2 million in the same period last year.

Commenting on second quarter 2011 results, Vinod M. Khilnani, CTS Chairman and Chief Executive Officer, stated, “While our second quarter results were in line with expectations, we look forward to a stronger second half as we begin to launch new programs like piezoceramic elements for disk drive applications, a global pedal program and increased sales to our key Japanese automotive OEMs who will begin to ramp up their production. Our key initiatives to further improve our cost structure include expanding our low cost facilities in Mexico and Thailand, and starting up a new manufacturing facility in India, which is slated to be operational later this year.”

Based on first half results and the current outlook, management maintains its guidance of full-year 2011 sales increase in the range of 9% to 13% over 2010 and full-year 2011 earnings per diluted share in the range of $0.70 to $0.75.

SEGMENT INFORMATION
(Dollars in millions)

	Second Quarter 2011		Second Quarter 2010		First Quarter 2011
		Segment		Segment		Segment
	Net	Operating	Net	Operating	Net	Operating
	Sales	Earnings	Sales	Earnings / (Loss)	Sales	Earnings
Components and Sensors	$68.0	$4.8	$72.3	$7.9	$72.0	$5.8
Electronics Manufacturing Services (EMS)	78.9	0.4	66.6	(0.2)	79.5	-
Segment Operating Earnings		5.2		7.7		5.8
Expenses not allocated to business segments:
- Restructuring		(0.7)
Total	$146.9	$4.5	$138.9	$7.7	$151.5	$5.8

Components & Sensors: Components and Sensors second quarter 2011 sales decreased $4.2 million, or 6%, from the second quarter of 2010.  The reduction resulted primarily from lower automotive product sales.  Sales of electronic components were unchanged year-over-year.  Segment operating earnings of $4.8 million decreased from the same period in the prior year on lower sales, higher commodity prices and higher research and development expense.

Components and Sensors sales decreased $4.0 million, or 6%, from the first quarter of 2011 driven by decreased automotive product demand. Sales of electronic components increased 6% over the first quarter on improved demand across most product lines. Segment operating earnings decreased $0.9 million primarily due to lower sales, partially offset by lower operating costs.

EMS: EMS sales increased $12.3 million, or 18%, from the second quarter of 2010 reflecting improved demand across all markets served. New program launches with existing and new customers contributed to higher sales of $6.5 million in the industrial market, $2.6 million in the computer market, $2.1 million in the defense and aerospace market, $0.5 million in the medical market and $0.5 million in the communications market. Segment operating earnings of $0.4 million improved from the operating loss of $0.2 million in the second quarter of 2010, primarily resulting from higher sales.

EMS sales decreased $0.6 million, or 1%, from the first quarter 2011, on lower defense and aerospace and computer sales, partially offset by stronger sales into the industrial market. Segment operating earnings in the second quarter were $0.4 million, compared to a breakeven in the first quarter 2010, primarily as a result of cost control.

Conference Call
As previously announced, the Company has scheduled a conference call on Tuesday, July 26, 2011 at 11:00 a.m. EDT.  Those interested in participating may dial 800-288-9626 (612-332-0819, if calling from outside the U.S.). No access code is needed. There will be a replay of the conference call available from 1:30 p.m. EDT on Tuesday, July 26, 2011 through 11:59 p.m. EDT on Monday, August 1, 2011. The telephone number for the replay is 800-475-6701 (320-365-3844, if calling from outside the U.S.). The access code is 209869.  Also, please note that a live audio webcast of the conference call will be available and can be accessed directly from the Web sites of CTS Corporation www.ctscorp.com, StreetEvents www.streetevents.com, Netscape netscape.aol.com, Compuserve www.compuserve.com and others.

About CTS
CTS is a leading designer and manufacturer of electronic components and sensors and a provider of electronics manufacturing services (EMS) to OEMs in the automotive, communications, medical, defense and aerospace, industrial and computer markets. CTS manufactures products in North America, Europe and Asia. CTS' stock is traded on the NYSE under the ticker symbol "CTS.”  To find out more, visit the CTS Web site at www.ctscorp.com.

Safe Harbor Statement
This press release contains statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, any financial or other guidance, statements that reflect our current expectations concerning future results and events and any other statements that are not based solely on historical fact. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are based on various assumptions as to future events, the occurrence of which necessarily are subject to uncertainties. These forward-looking statements are made subject to risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from those presented in the forward-looking statements, including, without limitation: changes in the economy generally and in respect to the businesses in which CTS operates; rapid technological change; general market conditions in the automotive, communications, and computer industries, as well as conditions in the industrial, defense and aerospace, and medical markets; reliance on key customers; unanticipated natural or other events such as the Japan earthquake; the ability to protect our intellectual property; pricing pressures and demand for our products; and risks associated with our international operations, including trade and tariff barriers, exchange rates and political and geographical risks.  For more detailed information on the risks and uncertainties associated with CTS’ business, see the reports CTS files with the SEC available at http://www.ctscorp.com/investor_relations/investor.htm.  CTS undertakes no obligation to publicly update its forward-looking statements to reflect new information or events or circumstances that arise after the date hereof, including market or industry changes.

Contact:         Donna L. Belusar, Senior Vice President and Chief Financial Officer, or
Mitchell J. Walorski, Director of Investor Relations
CTS Corporation, 905 West Boulevard North, Elkhart, IN 46514
Telephone (574) 523-3800  FAX (574) 293-6146

CTS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS - UNAUDITED
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	July 3	July 4	July 3	July 4
	2011	2010	2011	2010

Net sales	$ 146,919	$ 138,851	$ 298,437	$ 268,254

Costs and expenses:
Cost of goods sold	119,051	108,511	241,409	207,435
Selling, general and administrative expenses	18,057	18,283	36,429	37,832
Research and development expenses	4,590	4,316	9,619	8,899
Restructuring charge	694	-	694	-

Operating earnings	4,527	7,741	10,286	14,088

Other (expense) / income:
Interest expense, net	(235)	(147)	(531)	(329)
Other	743	(337)	1,873	(821)
Total other income/(expense)	508	(484)	1,342	(1,150)

Earnings before income taxes	5,035	7,257	11,628	12,938

Income tax expense	903	1,365	2,380	2,615

Net earnings	$ 4,132	$ 5,892	$ 9,248	$ 10,323

Net earnings per share:
Basic	$ 0.12	$ 0.17	$ 0.27	$ 0.30

Diluted	$ 0.12	$ 0.17	$ 0.26	$ 0.30

Cash dividends declared per share	$ 0.03	$ 0.03	$ 0.06	$ 0.06

Average common shares outstanding:
Basic	34,375	34,048	34,334	34,001

Diluted	35,025	34,874	35,050	34,811

CTS Corporation and Subsidiaries
Condensed Consolidated Balance Sheets - Unaudited
(In thousands of dollars)

	July 3,	December 31,
	2011	2010

Cash and cash equivalents	$ 75,056	$ 73,315
Accounts receivable, net	87,792	95,930
Inventories, net	88,602	76,885
Other current assets	23,903	20,525
Total current assets	275,353	266,655

Property, plant & equipment, net	79,211	78,213
Other assets	140,859	137,716

Total Assets	$ 495,423	$ 482,584

Notes payable and current portion
of long-term debt	$ 246	$ -
Accounts payable	77,087	75,384
Other accrued liabilities	40,718	44,716
Total current liabilities	118,051	120,100

Long-term debt	74,500	70,000
Other obligations	17,129	18,234

Shareholders' equity	285,743	274,250

Total Liabilities and
Shareholders' Equity	$ 495,423	$ 482,584

CTS CORPORATION AND SUBSIDIARIES
OTHER SUPPLEMENTAL INFORMATION

Earnings per Share

The following table reconciles GAAP earnings per share to adjusted earnings per share for the Company:
	Three Months Ended
	July 3	July 4
	2011	2010
GAAP net earnings per diluted share	$0.12	$0.17
Tax affected charges to reported diluted
earnings per share:
Restructuring charge	0.01	-
Additional legal costs	0.01	-
Adjusted earnings per share	$0.14	$0.17

Adjusted earnings per share is a non-GAAP financial measure.  The most directly comparable GAAP financial measure is diluted earnings per share. CTS calculates adjusted earnings per share to exclude the per share impact of tax expense associated with our restructuring activities and additional legal costs incurred. We exclude the impact of these items because they are events which have a significant impact on comparable GAAP financial measures and could distort an evaluation of our normal operating performance. CTS uses adjusted earnings per share measures to evaluate overall performance, establish plans and perform strategic analysis. Using adjusted per share measures avoids distortion in the evaluation of operating results by eliminating the impact of events which are not related to normal operating performance.

Because adjusted earnings per share measures are based on the exclusion of specific items, they may not be comparable to measures used by other companies which have similar titles. CTS' management compensates for this limitation when performing peer comparisons by evaluating both GAAP and non-GAAP financial measures reported by peer companies. CTS believes that adjusted earnings per share measures are useful to its management, investors and stakeholders in that they:

- provide a truer measure of CTS' operating performance,
- reflect the results used by management in making decisions about the business, and
- help review and project CTS' performance over time.

We recommend that investors consider both actual and adjusted earnings per share measures in evaluating the performance of CTS with peer companies.

Segment Operating Earnings

Segment operating earnings is a non-GAAP financial measure outside the context of the Accounting Standards Codification ("ASC") 280 required reconciliation in the notes to the Company's financial statements.  The most comparable GAAP term is operating earnings.  Segment operating earnings always exclude the effects of charges for restructuring and goodwill impairment when they are incurred by the Company.  Segment operating earnings exclude interest expense, and other non-operating income and income taxes according to how a particular segment is measured.  CTS' management provides the segment operating earnings measure to provide consistency between segment information in its earnings release and the business segment discussion in the notes to its financial statements.